150 West Civic Center Drive, Suite 400
Sandy, UT 84070
(801) 563-7171

January ____, 2009

Dear Shareholder:

The Board of Directors of RemoteMDx, Inc. (the “Company”) has approved an amendment to the Company’s Articles of Incorporation in order to increase the number of authorized shares of common stock from 175,000,000 to 250,000,000, par value $0.0001 per share.

The Board’s action to amend the Articles of Incorporation is subject to the approval of the Company’s shareholders.

The Board of Directors considers the increase in authorized shares desirable to provide maximum flexibility with respect to the Company’s ability to augment its capital in the near future, and to provide greater flexibility for declaration of stock dividends and for other proper corporate purposes in the long term.  We urge you to read the accompanying Consent Solicitation Statement carefully, as it contains a detailed explanation of the proposed amendment and the reasons for the proposed amendment.  The Board if Directors believes the proposed amendment is in the best interest of the Company and its shareholders.

The Securities and Exchange Commission recently adopted rules that permit solicitation materials to be furnished over the Internet rather than in paper form.  Accordingly, we are sending many of our stockholders a notice regarding the availability of this Consent Solicitation Statement, the form of Written Consent, and other solicitation materials, via the Internet.  This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment, and reduces our printing and mailing costs.  A paper copy of these materials can be requested using one of the methods described in the materials.

Please submit your vote using one of the voting methods described in the attached materials.  Your vote must be received on or before March 4, 2009 to ensure that your vote is counted with respect to the proposed amendment to the Company’s Articles of Incorporation.

Sincerely,

/s/ David G. Derrick
David G. Derrick, CEO and Chairman

150 West Civic Center Drive, Suite 400
Sandy, UT 84070
(801) 563-7171

January ___, 2009

CONSENT SOLICITATION STATEMENT

This Consent Statement is being furnished in connection with the solicitation of written consents of the shareholders of RemoteMDx, Inc. (the “Company,” “we,” “us,” and “our”) to amend our Articles of Incorporation. The proposed amendment to our Articles of Incorporation (the “Amendment”) would increase the number of shares of our authorized common stock from 175,000,000 to 250,000,000 shares, par value $0.0001 per share.

We intend to mail the Notice of Internet Availability referred to below on or about January 23, 2009 to the holders of record of our common stock as of the close of business on January 12, 2009.  This date is referred to as the "record date." Written consents of shareholders representing a majority of the voting power of our Common Stock and our Series B Preferred Stock, on the record date, acting together as a single voting group, are required to approve the Amendment.

GENERAL

The Board of Directors is seeking shareholder approval of the Amendment by written consent, rather than by calling a special meeting of shareholders.  Written consents are being solicited from all of our shareholders pursuant to Section 16-10a-704 of the Utah Revised Business Corporation Act and Section 2.11 of Article 2 of our Bylaws.

INTERNET AVAILABILITY OF SOLICITATION MATERIALS

In accordance with new rules approved by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of the Company’s solicitation materials to stockholders, the Company may now furnish solicitation materials to stockholders on the Internet by providing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability” or “Notice”) to stockholders when the materials are available on the Internet.  If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the solicitation materials unless you specifically request one.  Instead, the Notice of Internet Availability will instruct you on how you may access and review all of the Company’s solicitation materials, as well as how to register your consent, over the Internet.  If you receive a Notice of Internet Availability and would still like to receive a printed copy of the Company’s solicitation materials, including a form of written consent, you should follow the instructions for requesting these materials included in the Notice of Internet Availability.

The Company first made available the consent solicitation materials at www.amstock.com/proxyservices/ viewmaterials.asp on or about January 23, 2009 to all stockholders entitled to submit written consents approving the Amendment.  You may also request a printed copy of the solicitation materials by any of the following methods: by Internet at www.remotemdx.com/investor2009, by telephone at 1-866-451-6141; or by sending an e-mail to macton@securealert.com.

VOTING AND SUBMISSION OF CONSENTS

You can register your consent by using one of the following methods:

•	Vote through the Internet at www.proxyvote.com using the instructions included in the Notice of Internet Availability, the consent form, or the voting instruction card;
•	Vote by telephone using the instructions on the consent form or the voting instruction card if you received a paper copy of the solicitation materials; or
•	Complete and return a written consent form if you received a paper copy of the solicitation materials.

Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a consent form.  Your consent must be received by 5:00 p.m. Mountain Time, on March 4, 2009 (unless extended by us) (the "Approval Date") to be counted in the vote on the Amendment.

A shareholder’s written consent, as registered by one of the methods listed above, will be counted as a shareholder vote cast in favor of the  Amendment, as indicated on the consent, with respect to all shares shown on the books of the Company as of the record date as being owned by such shareholder.  ANY SHAREHOLDER WHO REGISTERS HIS VOTE AS INDICATED WILL BE DEEMED TO HAVE CONSENTED TO THE APPROVAL OF THE ARTICLES AMENDMENT.  Shareholder approval will be effective upon receipt by us of affirmative Written Consents representing a majority of the Company's outstanding shares of Common Stock and Series B Preferred Stock, but in no event prior to March 4, 2009.

WHO MAY VOTE

Only shareholders of record as of the record date of January 12, 2009 may vote. You are entitled to one vote for each share of the Company's Common Stock or Series B Preferred Stock you held on the record date.

There were approximately 159,173,000 shares of the Company's Common Stock issued and outstanding on the record date.  As of the record date, the Company also has 10,999 shares of Series B Preferred Stock outstanding, 0 shares of Series C Preferred Stock outstanding, and 19 shares of non-voting Series A Preferred Stock outstanding.  Consent may be given by any person in whose name shares of Company Common Stock or Series B Preferred Stock stand on the books of the Company as of the record date, or by his or her duly authorized agent.

IF YOU HOLD YOUR STOCK IN "STREET NAME" AND YOU FAIL TO INSTRUCT YOUR BROKER OR NOMINEE AS TO HOW TO VOTE YOUR SHARES, YOUR BROKER OR NOMINEE MAY NOT, PURSUANT TO APPLICABLE STOCK EXCHANGE RULES, VOTE YOUR STOCK WITH RESPECT TO THE AMENDMENT.

VOTE REQUIRED

WE MUST RECEIVE WRITTEN CONSENTS REPRESENTING A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK FOR APPROVAL OF THE AMENDMENT.

Accordingly, abstentions from registering your consent and approval will have the effect of a vote "against" the Amendment.

REVOCATION OF CONSENT

You may withdraw or change your Written Consent before the solicitation period expires on March 4, 2009. You will need to send a letter to the Company's corporate secretary stating that you are revoking your Written Consent.

ABSENCE OF APPRAISAL RIGHTS

Shareholders who abstain from consenting with respect to the Amendment, or who withhold consent to the Amendment, do not have the right to an appraisal of their shares of Common Stock or Series B Preferred Stock, or any similar dissenters' rights under applicable law.

EXPENSES OF THIS SOLICITATION

This solicitation is being made by the Board of Directors of the Company, and the Company will bear the costs of the solicitation, including preparation, printing and mailing costs.  Written Consents will be solicited principally through the mail, but our directors, officers and employees may solicit Written Consents personally or by telephone.  Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these consent solicitation materials to shareholders whose stock in the Company is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.  In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with this consent solicitation, if management determines it advisable.

PROPOSAL TO BE VOTED ON:

AMENDMENT OF THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY TO 250,000,000 SHARES OF COMMON STOCK, PAR VALUE $.0001 PER SHARE

The first paragraph of Article III of the Company’s Articles of Incorporation, as amended to date, reads as follows:

The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock” and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is one hundred seventy-five million (175,000,000) and the total number of shares of Preferred Stock authorized to be issued is twenty million (20,000,000). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share.

The Company’s Board of Directors has approved and recommends to the shareholders the adoption of an amendment to this paragraph of Article III of the Articles of Incorporation that would increase the number of shares of Common Stock that the Company is authorized to issue from 175,000,000 shares to 250,000,000 shares.   The authorized number of shares of Preferred Stock would not be changed.  If this proposal is adopted, this paragraph of Article III, as amended, would read as follows:

The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock” and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is two hundred fifty million (250,000,000) and the total number of shares of Preferred Stock authorized to be issued is twenty million (20,000,000). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share.

Only the number of shares of Common Stock issuable by the Company would be affected by this amendment.  Except for this change, the proposed amendment would not affect any other provision of the Articles of Incorporation as previously amended.  The text of the Articles of Amendment to the Articles of Incorporation, including the proposed amendment to Article III, is attached to this Consent Solicitation Statement as Appendix A and is incorporated herein by reference.  Other than outstanding options or warrants that are currently out of the money, we have no current understanding, arrangement or agreement, oral or written, to issue stock for any purpose that would require an increase in the Company’s authorized Common Stock.

Background of the Proposed Amendment

As of the Record Date, there were approximately 159,173,000 shares of the Company’s Common Stock issued and outstanding.  As of the Record Date, there were approximately 21,725,000 shares of Common Stock reserved for issuance pursuant to presently issued and outstanding options, warrants and similar rights, including shares that have been set aside for issuance under the Company’s existing incentive stock option plans.  There were also approximately 7,000 shares of common stock reserved for issuance upon conversion of the outstanding Series A Preferred Stock, and approximately 11,000 shares reserved for issuance upon conversion of the outstanding Series B Preferred Stock.  Thus, as of the Record Date, assuming full exercise of all outstanding options and warrants, and conversion of all outstanding preferred stock, the Company would have approximately 180,916,000 shares of Common Stock or equivalents outstanding.

Management believes that the proposed amendment would benefit the Company by allowing the Board of Directors to issue additional equity securities to raise additional capital, to pursue strategic investment and technology partners, to facilitate possible future acquisitions, and to provide stock-related employee benefits.  To date, the Company’s primary source of financing has been private sales of common stock or other equity or debt securities convertible into common stock.  To facilitate such financing transactions, the authorized capital of the Company will need to be increased pursuant to a shareholder-approved amendment to the Company’s Articles of Incorporation.

For these reasons, the Company’s Board of Directors is seeking shareholder approval of the proposed Amendment.

If the Amendment is approved by this Written Consent solicitation, generally, no shareholder approval would be necessary for the issuance of all or any portion of the additional shares of Common Stock, unless required by law or any rules or regulations to which the Company is subject.

Depending upon the consideration per share received by the Company for any subsequent issuance of Common Stock, such issuance could have a dilutive effect on those shareholders who previously paid a higher consideration per share for their stock.  Also, future issuances of Common Stock will increase the number of outstanding shares, thereby decreasing the percentage ownership in the Company (for voting, distributions and all other purposes) represented by existing shares of Common Stock. The availability for issuance of the additional shares of Common Stock may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company. Although the Board of Directors has no present intention of doing so, the Company's authorized but unissued Common Stock could be issued in one or more transactions that would make a takeover of the Company more difficult or costly, and therefore less likely. The Company is not aware of any person or entity who is seeking to acquire control of the Company.  Holders of Common Stock do not have any preemptive rights to acquire any additional securities issued by the Company.

If the shareholders do not approve the Amendment, the Company will be precluded from raising additional equity capital, pursuing strategic partnership arrangements and acquisitions, or other similar transactions in which the Company is required to issue shares of Common Stock.  In such event, the Company’s operations and financial condition will be materially and adversely affected because the Company presently does not have sufficient cash reserves or revenues from operations to pay its operating expenses.  Moreover, even if the Company were to negotiate additional merger, acquisition, or other transactions on terms acceptable to the Company, the Company likely would not be able to complete such transactions without an increase in authorized capital.

Adoption of the proposal to approve the Amendment requires consent of a majority of the holders of the outstanding Common Stock and Series B Preferred Stock of the Company.  If approved by the shareholders, the proposed amendment would become effective upon the filing with the Division of Corporations and Commercial Code, Department of Commerce, of the State of Utah (the “Utah Division of Corporations”) of the Articles of Amendment to the Articles of Incorporation setting forth such increase.

-
Please note if the proposed Amendment is approved, we will file with the Utah Division of Corporations the form of Articles of Amendment found in Appendix A to this Proxy Statement, which increases the number of shares of Common Stock of the Company.

-
If the proposed Amendment is not approved by a majority of the voting shareholders, Article III of the Company’s Articles of Incorporation will not be amended as a result of this Written Consent Solicitation.

VOTE REQUIRED AND BOARD RECOMMENDATION

Approval of the Amendment requires the affirmative written consent of shareholders holding at least a majority of the Company's outstanding Common Stock and Series B Preferred Stock, voting together as a single class. The directors and executive officers of the Company, holding an aggregate of 18,219,000 voting shares or 11.44% of our Common Stock as of January 19, 2009, intend to vote FOR approval of the Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

This section sets forth information known to us with respect to the beneficial ownership of our Common Stock as of January 9, 2009.  We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we include shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after January 9, 2009, while those shares are not included for purposes of computing percentage ownership of any other person.  Unless otherwise indicated, the persons and entities named in the table are believed by the Company to have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Security Ownership of Certain Beneficial Owners

The following table sets forth information for any person (including any “group”) who is known to us to be the beneficial owner of more than 5% of our Common Stock, other than the named executive officers or directors of the Company.

Title of Class	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class

Common	Winfried Kill Parkstrasse 32A Bergisch-Gladbach 2M, 51427 Germany	31,924,000	20.48%
Common	VATAS Holdings GmbH(1) Friedrichstrasse 95 10117 Berlin, Germany	16,774,926	10.76%
__________

(1)	Includes 10,774,926 shares of Common Stock, and 6,000,000 shares issuable upon exercise of warrants.

Security Ownership of Management

We have two classes of voting equity securities, the Common Stock and Series B Preferred Stock.  In addition, we have a class of nonvoting Series A preferred stock that is convertible into Common Stock.  The following table sets forth information as of January 9, 2009, regarding the voting securities beneficially owned by all directors, each of the named executive officers, and directors and executive officers as a group.

Title of Class	Name of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class
Common	David G. Derrick (1)	6,219,108	3.91%
	James Dalton (2)	10,637,831	6.68%
	John L. Hastings, III	-	*
	Michael G. Acton (3)	927,043	*
	Bernadette Suckel	-	*
	Peter McCall (4)	1,273,400	*
	Robert Childers (5)	1,700,657	1.07%
	Larry Schafran (6)	970,000	*
	David Hanlon (7)	720,702	*
	Officers and Directors as a Group (8 persons) (9)	18,219,347	11.44%
________________
*Less than 1% ownership percentage.

(1)
Mr. Derrick is the Chief Executive Officer and Chairman of the Board of Directors.  Includes 1,989,714 shares of Common Stock owned of record by Mr. Derrick and 4,229,394 shares of Common Stock in the name of ADP Management, an entity controlled by Messrs. Derrick and Dalton, are included.

(2)
Mr. Dalton is the former President of RemoteMDx and currently serves as a director.  Includes 5,408,437 shares of Common Stock and 1,000,000 warrants that have been vested. In addition, 4,229,394 shares of Common Stock in the name of ADP Management, an entity controlled by Messrs. Derrick and Dalton, are included.

(3)	Mr. Acton is the Chief Financial Officer of the Company.

(4)
Mr. McCall is a director.  Includes 664,400 shares of Common Stock owned of record by McCall Capital Holdings, LLC and 14,451 shares owned of record by Mr. McCall.  In addition, 594,549 shares issuable upon exercise of warrants held by Mr. McCall.

(5)
Mr. Childers is a director.  Includes 343,143 shares of Common Stock owned of record by the Robert E. Childers Living Trust and 546,647 shares owned of record by Mr. Childers.  In addition, 810,867 shares issuable upon exercise of warrants held by Mr. Childers.

(6)	Mr. Schafran is a director. Includes 106,100 shares of Common Stock owned of record by Mr. Schafran, and, 863,900 shares of Common Stock issuable upon exercise of stock warrants held by Mr. Schafran.

(7)	Mr. Hanlon is a director. Includes 111,702 shares of Common Stock owned of record by Mr. Hanlon, and 609,000 shares of Common Stock issuable upon exercise of stock warrants held by Mr. Schafran.

(8)	Duplicate entries eliminated.

ADDITIONAL INFORMATION

Additional information regarding the Company, its business, its capital stock, and its financial condition is included in the Company's Form 10-K annual report and its Form 10-Q quarterly reports. Copies of the Company's Form 10-K for its fiscal year ending September 30, 2008, as well as the Company's Form 10-Q for the quarters ending June 30, 2008, March 31, 2008, and December 31, 2007 are available upon request to: Michael G. Acton, CFO, 150 West Civic Center Drive, Suite 400, Sandy, Utah 84070.

OTHER MATTERS

The Board of Directors of the Company is not aware that any matter other than those described in this Schedule 14A Consent Solicitation Statement is to be presented for the consent of the shareholders.

UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO MICHAEL G. ACTON, CHIEF FINANCIAL OFFICER, AT REMOTEMDX, INC., 150 WEST CIVIC CENTER DRIVE, SUITE 400, SANDY, UTAH 84070, TELEPHONE (801) 563-7171, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE.

APPENDIX A

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

REMOTEMDX, INC.

Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended, (the "Act"), the undersigned, RemoteMDx, Inc. (the "Corporation") hereby declares and certifies as follows:

1.         The name of the Corporation is RemoteMDx, Inc.

2.         The text of the amendment to the Articles of Incorporation of the Corporation adopted by Unanimous Written Consent of the Directors of the Corporation and recommended to the shareholders of the Corporation is as follows:

The first paragraph of "Article III, Capital Stock," is hereby amended by substituting the following paragraph in its place:

"The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is two hundred and fifty million (250,000,000) and the total number of shares of Preferred Stock authorized to be issued is twenty million (20,000,000). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share."

3.         The amendment specified above does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

4.         The amendment specified above was adopted as of September 24, 2008, by Unanimous Written Consent of the Board of Directors of the Corporation, and in accordance with the requirements of the Act and the Bylaws of the Corporation.  The Board of Directors unanimously recommended approval of the amendment by the shareholders of the Corporation.  Effective March 4, 2009, such amendment specified above was approved by the consent of shareholders owning a majority of the issued and outstanding voting securities of the Corporation, effective with the filing thereof with the Utah Division of Corporations and Commercial Code.  Approval of the amendment was as follows:

VOTE ON INCREASING SHARES OF COMMON STOCK

Designation of Stock (All entitled to vote)	Outstanding Shares	Total Votes Cast	Votes Cast for Proposal	Votes Cast Against Proposal or Abstaining
Common Stock
Common Share Equivalents Voted by Series B Preferred Holders

Such votes cast were sufficient for approval of the Amendment.

IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation of the Corporation is executed as of the ____ day of March, 2009.

RemoteMDx, Inc.,
a Utah corporation

By __________________________________
Name _______________________________
Title _________________________________

APPENDIX B

CONSENT SOLICITATION OF SHAREHOLDERS OF
REMOTEMDX, INC.

Consent Expiration Date March 4, 2009

VOTING INSTRUCTIONS

MAIL - Date, sign and mail your consent card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your consent form available when you call.	COMPANY NUMBER
- OR -	ACCOUNT NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your consent form available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 5:00 PM Mountain Time March 4, 2009.

Please detach along perforated line and mail in the envelope provided.

CONSENT FORM

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☐

FOR
1. To amend the Company’s Articles of Incorporation to increase the authorized common stock of the Company to 250,000,000 shares of common stock, par value	$.0001 per share. This proposal is more fully described in the Consent Solicitation Statement.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Consent Form. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a Notice indicating that their proxy or consent materials are available on the Internet and how you can request a mailed copy.  Check the box to the right if you want to receive future proxy or consent materials by mail at no cost to you.  Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a Notice.